Exhibit 99.1

Capital One Announces Full Redemption of Its Series E Preferred Stock

Full Redemption of Its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E

MCLEAN, Va., July 29, 2021 — Capital One Financial Corporation (NYSE: COF) today announced that it will redeem all outstanding shares of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E, $0.01 par value per share (“Series E Preferred Stock”).

All one million outstanding shares of the Series E Preferred Stock (CUSIP: 14040HBH7) will be redeemed at a price of $1,000 per share of preferred stock on the dividend payment date of September 1, 2021.

Regular dividends on the outstanding shares of the Series E Preferred Stock of $10.05516556 per share will be paid separately on September 1, 2021, to holders of record as of the close of business on August 16, 2021, in the customary manner. Accordingly, the redemption price for the Series E Preferred Stock will not include any accrued and unpaid dividends. On and after the redemption date, all dividends on the shares of Series E Preferred Stock will cease to accrue.

The Series E Preferred Stock is held through The Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Series E Preferred Stock will be made by Computershare Trust Company, N.A., as redemption agent, in accordance with the Transfer Agency and Service Agreement and the Redemption Agent Agreement that govern the redemption of the Series E Preferred Stock. The address for the redemption agent is as follows:

Computershare Trust Company, N.A.

Attn: Corporate Actions

150 Royall St.

Canton, MA 02021

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2020.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $306.3 billion in deposits and $423.4 billion in total assets as of June 30, 2021. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

Contacts

Investor Relations: Danielle Dietz (danielle.dietz@capitalone.com)

Media Relations: Sie Soheili (sie.soheili@capitalone.com)